Exhibit 99.1

Royal Gold Acquires Gold Stream on Rubicon Minerals’ Phoenix Gold Project

DENVER, COLORADO. FEBRUARY 11, 2014: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) announces that its wholly owned subsidiary, RGLD Gold AG (“Royal Gold” or the “Company”), has entered into a $75 million gold stream transaction with Rubicon Minerals Corporation (TSX:RMX; NYSE:RBY) (“Rubicon”) that will finance a significant portion of the construction of the Phoenix Gold Project in Ontario, Canada.

Stream Transaction Details

•	Royal Gold will make advance deposit payments totaling $75 million in five installments over the next 12 months toward the construction of the Phoenix Gold Project;

•	Rubicon will deliver 6.30% of any gold produced from the Phoenix Gold Project until 135,000 ounces have been delivered, and 3.15% thereafter; and

•	Royal Gold’s purchase price per ounce will be 25% of the spot price at time of delivery.

Transaction Highlights for Royal Gold

•	Stream investment in a high-grade deposit in a renowned gold mining district

•	Permitted project and substantially advanced infrastructure

•	13 year mine life with the resource potential open at depth and along strike

•	Experienced management team

•	Stable political jurisdiction

“The Phoenix gold stream is Royal Gold’s first significant investment in the Red Lake District,” commented Tony Jensen, President and CEO of Royal Gold. “This area is known for its high-grade gold deposits and long lived assets. Rubicon’s management team has a history of success in this district, and we are pleased to assist them in securing a portion of the financing necessary to complete construction of the Phoenix Gold Project.”

About the Phoenix Gold Project

The Phoenix Gold Project is located in Red Lake, Ontario, Canada. The deposit extends 1,650 meters below surface, and remains open at depth and along strike. Gold production is projected to commence 12-14 months following the completion of the remaining financing. The Red Lake greenstone belt is host to one of Canada’s preeminent gold producing districts, the Red Lake District. Twenty-eight mines in the district have produced over 26 million ounces of gold since the 1930’s. The Phoenix Gold Project is located in this belt, which also hosts the Red Lake and Cochenour mines.

Based on a preliminary economic assessment issued in 2013, Rubicon projects a total life of mine production of 2.19 million ounces, with average estimated annual production of 165,300 ounces based on a 13 year mine life. Preliminary economic assessments do not contain reserves, and this estimate is based on mineralized material only.

Construction on the Phoenix Gold Project is well-advanced, with its shaft sinking completed to 730 meters below surface. Civil works are largely complete, the mill building has been erected, major components such as SAG and ball mills are onsite, and underground development is underway.

The advanced deposit from Royal Gold will assist Rubicon in securing the financing necessary to complete construction of the Phoenix Gold Project. In addition to Royal Gold’s deposit, Rubicon estimates it will require approximately $100 million of additional financing to complete construction, inclusive of corporate expenses. Rubicon had approximately $78 million in cash and short term investments and no debt at December 31, 2013.

About the Purchase and Sale Agreement

Royal Gold entered into a purchase and sale agreement with Rubicon wherein Royal Gold will make a $75 million deposit to Rubicon as prepayment of the purchase price for refined gold, payable in five installments:

•	the first installment of $10 million was made in conjunction with executing definitive documents;

•	the second installment of $20 million will be paid upon satisfaction of certain conditions precedent, including the receipt of committed financing sufficient to complete the Phoenix Gold Project; and

•	three installments of $15 million payable on March 15, June 15, and September 15, 2014, subject to satisfaction of certain conditions precedent.

Rubicon will sell and deliver 6.30% of any gold produced from the Phoenix Gold Project until 135,000 ounces have been delivered, and 3.15% thereafter. For each delivery of gold, Royal Gold will pay a purchase price per ounce of 25% of the spot price of gold at the time of delivery, subject to the provision outlined below.

Royal Gold’s deposit is secured on the assets of the Phoenix Gold Project. Rubicon can raise up to $100 million that would rank senior to the gold stream deposit. In the event that Royal Gold’s interests are subordinated to more than $50 million, Royal Gold’s per ounce purchase price will be reduced by the product of 5.4% times the amount of the senior debt outstanding and drawn in excess of $50 million, divided by $50 million.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests. The Company owns interests on 204 properties on six continents, including interests on 38 producing mines and 20 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s stream transaction with Rubicon minerals. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; actual tax rates; performance of and production at the property; decisions and activities of the operators of the property; delays in the operators’ securing or their inability to secure necessary governmental permits; changes in operators’ project parameters and timelines as plans continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems the operators of the mining properties may encounter; completion of feasibility studies; the ability of the various operators to bring projects into production as expected; and other subsequent events, as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.